Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262480) on Form S-8 and (No. 333-269306, No. 333-284051, 333-283656 and 333-260338) on Form F-3 of our report dated April 7, 2025, with respect to the consolidated financial statements of Neurosense Therapeutics Ltd.

/s/ Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
April 7, 2025